Exhibit 23.4

7 April 2022

Company Name: Grab Holdings Limited

Address: 3 Media Close, Singapore 138498

Dear Sir/Madam,

Reference: Letter of authorisation to use Euromonitor International Limited’s (“Euromonitor”) name and data

We are writing in connection with the sharing of data as part of your materials to be shared in your upcoming 4Q earnings call as well as the subsequent 20-F and F-1 submissions to the SEC (referred to in this letter as the “Authorised Materials”) by the Company and its request for our permission to publish Euromonitor’s name and data in those materials in the form set out in the draft text which you have given us (“Approved Text”).

The Approved Text is either attached to this letter or will be set out in a separate document in which that text has been expressly identified in writing by Euromonitor as the Approved Text referred to in this letter.

Euromonitor hereby agrees to the publication and use of its name and data in the Authorised Materials in the form of the Approved Text only, subject to and in accordance with the terms of the Agreement. This permission is valid for a period of 90 days from the date of this letter, at the end of which period the permission will lapse. If the Authorised Materials have not been published and/or issued to the public before that period expires, please contact Euromonitor for renewal of its permission.

Euromonitor hereby confirms that it has an arm’s length relationship with the Company and that it has acted independently of the Company in compiling the data in the Approved Text.

We remind you that, in accordance with the terms and conditions of the Agreement (which shall apply in full to the Company’s use of the Approved Text in the Authorised Materials):

•

the authorisation provided by Euromonitor under this letter applies to the use of the Approved Text in connection with the Authorised Materials only. Consequently, it does not authorise the Company to make any uses in connection with any other type of document or activity (such as the making of marketing claims);

•

any use of Euromonitor’s name or data beyond publication of the Approved Text in the Authorised Materials and its issue to the public requires Euromonitor’s separate and specific written authorisation from Euromonitor (which it may grant or withhold at its sole discretion) and for which additional terms and conditions shall apply; and

•	any authorised use of the Approved Text must include the disclaimer in the agreed form and the source and copyright acknowledgement notices.

Euromonitor International Ltd. registered in England at the above address No.1040587

The permission granted by Euromonitor under this letter shall be effective on your receipt of this letter and no further steps are required by you to obtain that permission. However, we kindly request that you acknowledge safe receipt of this letter by email to soonyen.leong@Euromonitor.com and keep a safe copy for your records.

Yours faithfully

For and on behalf of Euromonitor International Limited

/s/ Chris Wetherall

Name: Chris Wetherall

Title: Sales Director

Euromonitor International Ltd. registered in England at the above address No.1040587

9 May 2022

GRAB HOLDINGS LIMITED (“Company”)

3 Media Close, #01-03/06

Singapore 138492

Dear Sir/Madam

Re: Letter of authorisation to use Euromonitor International Ltd’s (“Euromonitor”) name and data

We are writing in connection with the forthcoming filing of a registration statement on Form F-1 by Grab Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”) (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, currently scheduled to be made in May 2022.

We have reviewed the Prospectus Materials (as defined in the existing agreement between Euromonitor and the Company (“Agreement”) and referred to in this letter as the “Authorised Materials”) and the Company’s request for our permission to publish Euromonitor’s name and data in those materials in the form set out in the draft text which you have given us (“Approved Text”). The Approved Text is either attached to this letter or will be set out in a separate document in which that text has been expressly identified in writing by Euromonitor as the Approved Text referred to in this letter.

We confirm that the section in the Registration Statement entitled “Market Opportunities” accurately describes the deliveries, mobility and financial services markets as such markets exist within the regions set forth in our independent Industry overview report (the “Report”), and we acknowledge that such information may also be referred to in other sections of the Registration Statement.

Euromonitor hereby agrees to the publication, issuing to the public and use of its name (including the naming of Euromonitor as an expert in the Registration Statement), information, statements and data (i) in the Registration Statement and any amendments thereto, including, but not limited to, under the “Prospectus Summary,” “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Market Opportunities” and “Business” sections; (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites or in the publicity materials of the Company and their respective subsidiaries and affiliates and (v) in other publicity and marketing materials in connection with the Business Combination, subject to and in accordance with the terms of the Agreement. We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company for the use of our data and information cited for the above mentioned purposes. This permission is valid for a period of 90 days from the date of this letter, at the end of which period the permission will lapse. If the Authorised Materials have not been published and/or issued to the public before that period expires, please contact Euromonitor for renewal of its permission.

Euromonitor International Ltd. registered in England at the above address No.1040587

Euromonitor hereby confirms that it has an arm’s length relationship with the Company and that it has acted independently of the Company in compiling the data in the Approved Text.

We remind you that, in accordance with the terms and conditions of the Agreement (which shall apply in full to the Company’s use of the Approved Text in the Authorised Materials):

•

the authorisation provided by Euromonitor under this letter applies to the use of the Approved Text in connection with the Authorised Materials only. Consequently, it does not authorise the Company to make any uses in connection with any other type of document or activity (such as the making of marketing claims);

•

any use of Euromonitor’s name or data beyond publication of the Approved Text in the Authorised Materials and its issue to the public requires Euromonitor’s separate and specific written authorisation from Euromonitor (which it may grant or withhold at its sole discretion) and for which additional terms and conditions shall apply; and

•	any authorised use of the Approved Text must include the disclaimer in the agreed form and the source and copyright acknowledgement notices.

The permission granted by Euromonitor under this letter shall be effective on your receipt of this letter and no further steps are required by you to obtain that permission. However, we kindly request that you acknowledge safe receipt of this letter by email to Rebecca.Nehme@euromonitor.com and keep a safe copy for your records.

Yours faithfully

For and on behalf of Euromonitor International Ltd

Signed:	/s/ Chris Wetherall
Name: Chris Wetherall Title: Director

Euromonitor International Ltd. registered in England at the above address No.1040587